MONETTA TRUST
FIRST AMENDMENT
 TO THE FUND ADMINISTRATION SERVICING AGREEMENT

THIS FIRST AMENDMENT dated as of the 1st. day of November, 2015, to the Fund Administration Servicing Agreement dated as of  September 27, 2012, (the “Agreement”), is entered into by and between Monetta Trust, a Massachusetts business trust (the “Trust”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the length of the agreement and the fees of the Agreement; and

WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree as follows:

Section 11. Term of Agreement; Amendment is superseded and replaced in its entirety with the following:

11.	Term of Agreement; Amendment
This Agreement shall become effective as of November 1, 2015 and will continue in effect for a period of three (3) years.  This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.  Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Company, and authorized or approved by the Board of Directors.

Exhibit B of the Agreement is hereby superseded and replaced with Amended Exhibit B attached hereto.

(signatures on the following page)

11/2015

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

MONETTA TRUST

By: /s/ Robert S. Bacarella

Name: Robert S. Bacarella

Title: President
U.S. BANCORP FUND SERVICES, LLC

By: /s/ Michael R. McVoy

Name: Michael R. McVoy

Title: Executive Vice President

Amended Exhibit B to the Fund Administration Servicing Agreement – Monetta Trust
Fund Administration Services Fee Schedule effective November 1, 2015

Domestic Funds
Annual Fee Based Upon Average Net Assets Per Fund*

[ ] basis points on the first $[ ]
[ ] basis points on the next $[ ]
[ ] basis points on assets in excess of $[ ]

Minimum annual fee per Fund:
  $[ ]
Chief Compliance Officer Support Fee*
▪ $[ ]/year

Blue Sky Services
▪ $[ ]/year per fund

15(c) Quartile Graphs
▪ Included

Multiple Classes – Add the following for each class beyond the first class:
▪ $[ ] base fee

Third Party Administrative Data Charges (descriptive data for each security)
▪ $[ ] per security per month for fund administrative data

Prices above are based on using U.S. Bancorp standard data services and are subject to change.

Out-Of-Pocket Expenses
Including but not limited to postage, stationery, programming, special reports, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc.), proxies, insurance, EDGAR/XBRL filing, record retention, federal and state regulatory filing fees, expenses related to and including travel to and from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing charges, PFIC monitoring and conversion expenses (if necessary).

Additional Services
Available but not included above are the following services – USBFS legal administration (e.g., annual legal administration and subsequent new fund launch), daily performance reporting, daily compliance testing, Section 18 compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, electronic Board book portal (BookMark), Master/Feeder Structures and additional services mutually agreed upon.

*Subject to annual CPI increase - All Urban Consumers - U.S. City Average   effective November 1, 2016
Fees are calculated pro rata and billed monthly.
.

11/2015